EXHIBIT 21

                Subsidiaries of Pomeroy Computer Resources, Inc.

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Subsidiary                                                                                   State of Incorporation
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
Xenas Communications Corp.                                                                   Ohio

The subsidiary does business under the name Envision.

Technology Integration Financial Services, Inc.
f/k/a Pomeroy Computer Leasing Company, Inc.                                                 Kentucky

The subsidiary does business under the name Technology Integration Financial Services, Inc.

Pomeroy Computer Resources of South Carolina, Inc.                                           South Carolina

Pomeroy Select Integration Solutions, Inc.                                                   Delaware

Global Combined Technologies, Inc.                                                           Oklahoma
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